Exhibit 4.16

English Translation

Dated March 31, 2007

Thinkplus Investments Limited

(as the issuer)

AND

One Silver Development Limited

(as the subscriber)

Subscription Agreement

THIS SUBSCRIPTION AGREEMENT (“this Agreement”) is entered into by and between the parties below in Beijing, China as of March 31, 2007:

Thinkplus Investments Limited, a corporation incorporated under the laws of the Cayman Islands, whose registered address is Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies, hereinafter referred to as the “Company”;

And

One Silver Development Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Subscriber”.

The Company and the Subscriber are collectively referred to as the “Parties” and individually as a “Party”.

RECITAL:

A.	Subject to the terms and conditions of this Agreement, the Company agrees to issue Company Shares and Stock Options to the Subscriber and pay cash to the Subscriber, and the Subscriber agrees to subscribe for the said Company Shares and Stock Options, accept the said cash and undertake non-competition obligations to the Company.

B.	Subject to the terms and conditions of this Agreement, the Company agrees to provide the Loan to the Subscriber and the Subscriber agrees to pledge part of its Company Shares to the Company as a guarantee for the Loan.

C.	The obligations of the Parties referred to in Recitals A and B are subject to satisfaction or waiver of the conditions precedent hereunder.

THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

Article 1 Definitions

1.1	Special Definitions

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“Affiliate” means, with respect to a Party, any enterprise or other entity that directly or indirectly controls, is controlled by or under common control with such Party; if such Party is an individual, means any lineal relative of such individual. “Control” means the ownership of above 50% of the registered capital of any enterprise or other entity or the power to appoint general manager or other main responsible person of any enterprise or other entity. “Lineal relative” means spouse, child, parent, grandparent, brother or sister.

(b)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or Hong Kong Special Administrative Region (“Hong Kong”) are authorized or obliged by applicable law to be closed.

(c)	“Completion” means the Tranche A Completion or Tranche B Completion, as the case may be.

(d)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excluding the information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

(e)	“Exclusive Technical Development and Consulting Agreement” means the Exclusive Technical Development and Consulting Agreement signed by Worksoft Creative Software Technology Ltd. (“Worksoft”, a wholly owned subsidiary of the Company in China), Shanghai Megainfo Tech Co., Ltd. (“Megainfo”) and Zhao Ming with respect to Worksoft providing exclusive technical development and consulting services to Megainfo on the signing date of this Agreement.

(f)	“IPO” means the Company’s initial public offering at any stock exchange.

(g)	‘Loan” means the loan to be made by the Company to the Subscriber pursuant to Article 6.1 of this Agreement.

(h)	“Net Assets” shall have the meaning as ascribed to such term under the US GAAP.

(i)	“Net Profits” shall have the meaning as ascribed to such term under the US GAAP.

(j)	“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong Special Administrative Region and Macao Special Administrative Region and Taiwan.

(k)	“Qualified Employees” means the employees which are defined by the Subscriber as being eligible for the Stock Options.

(l)	“RMB” means Renminbi, the lawful currency of the PRC.

(m)	“Shares” means the ordinary shares of the Company.

(n)	“Stock Options” means the Tranche A Stock Options and/or Tranche B Stock Options.

(o)	“Tranche A Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 2 of this Agreement.

(p)	“Tranche B Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 4 of this Agreement.

(q)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares, the Company’s undertaking on issuance of the Tranche A Stock Options in accordance with this Agreement and Tranche A Cash Payment.

(r)	“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares, the Company’s undertaking on issuance of the Tranche B Stock Options in accordance with this Agreement and Tranche B Cash Payment.

(s)	“Tranche A Completion Date” means the 7th Business Day after the fulfillment of the last condition precedent under Article 2.3 or any other date as agreed upon by the Company and the Subscriber.

(t)	“Tranche B Completion Date” means June 30, 2008.

(u)	“Tranche A Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 2 of this Agreement.

(v)	“Tranche B Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 4 of this Agreement.

(w)	“Tranche A Stock Options” means the stock options to be issued by the Company to the Qualified Employees pursuant to Article 2 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(x)	“Tranche B Stock Options” means the stock options to be issued by the Company to Qualified Employees pursuant to Article 4 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(y)	“USD” means US dollars, the lawful currency of the United State of America.

(z)	“US GAAP” means the general accepted accounting principles in the United States of America.

1.2	Other Terms

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

Article 2 Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

2.1	Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

(a)	The Company agrees to issue and allot and the Subscriber agrees to subscribe for the Tranche A Shares on the terms and conditions of this Agreement;

(b)	The Company hereby undertakes to issue the Tranche A Stock Options to the Qualified Employees prior to the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005;

(c)	The Company agrees to make the Tranche A Cash Payment to the Subscriber on the terms and conditions of this Agreement.

2.2	Consideration for Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

(a)	As a consideration for Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment, the Subscriber undertakes that from the date of this Agreement until March 31, 2010, it will not compete with the Company, Worksoft and Megainfo in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Megainfo, making contract arrangements or providing funds.

(b)	As a consideration for Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment, the Subscriber hereby further undertakes that:

(i)	Within one year after the Date of this Agreement, it will adjust the business management of Chengdu Megainfo Tech Co., Ltd. (“Chengdu Company”) according to Company’s requirements and timely disclose to the Company any transaction between Chengdu Company and any of its affiliates and

(ii)	On or before the first anniversary of the date of this Agreement, it will deal with or cause Zhao Ming to deal with Zhao Ming’s position in Chengdu Company and all his shares in Chengdu Company according to Company’s requirements, including, but not limited to, causing Zhao Ming to resign from Chengdu Company, sell its equity in Chengdu Company or dissolve Chengdu Company.

2.3	Conditions for Tranche A Completion

Tranche A Completion is conditional on:

(a)	(Audit on Megainfo for Year 2006) the financial statements of Megainfo for the year of 2006 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche A Shares and Tranche A Stock Options and make the Tranche A Cash Payment.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche A Shares and Tranche A Stock Options and make the Tranche A Cash Payment.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche A Shares and Tranche A Stock Options and acceptance of the Tranche A Cash payment and produced the approval documents to the Company.

(e)	(Signing of Exclusive Technical Development and Consulting Agreement) Exclusive Technical Development and Consulting Agreement has been signed by the parties concerned.

(f)	(Signing of Employment Agreement and Non-competition Agreement) Zhao Ming (Chinese ID number: 310109196802203831) has entered into employment agreement and non-competition agreement with Megainfo (collectively referred to as the “Employment Agreements”) whose term is from the date of this Agreement to March 31, 2010.

(g)	(Representations and Warranties) from the date of this Agreement until the Tranche A Completion Date, the representations and warranties of the Subscriber under Article 8.1 of this Agreement and its representations and warranties in the Exclusive Technical Development and Consulting Agreement shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche A Completion Date.

The Parties hereby agree that the conditions precedent under this Article 2.3 shall be satisfied or waived by the Company in writing by April 31, 2007.

2.4	Determination of Number of the Tranche A Shares

The number of Shares for the Tranche A Shares shall be calculated as follows:

X=	A x 38%
B x C

X = the number of the Tranche A Shares

A = RMB 12,000,000

B = USD 4.00

C = 7.7408, the exchange rate between USD and RMB published by the People’s Bank of China on February 16, 2007

2.5	Determination of Number of the Tranche A Stock Options

The number of the Tranche A Stock Options shall be calculated as follows:

Y=	A x 12%
B x C

Y = the number of the Tranche A Stock Options

A, B and C shall have the meaning ascribed to in Article 2.4.

The exercise price of each Tranche A Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

2.6	Determination of Amount of the Tranche A Cash Payment

Tranche A Cash Payment shall be made by the Company in USD. Its amount shall be calculated as follows:

Z=	A x 50%
C

Z = the amount of the Tranche A Cash Payment

A and C shall have the meaning ascribed to in Article 2.4.

2.7	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 2.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 2.3 not being satisfied in accordance with its terms hereof.

Article 3 Tranche A Completion

3.1	Time and Place of Completion

Tranche A Completion will take place at 11a.m. on the Tranche A Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

3.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche A Completion, the Subscriber shall:

(a)	Deliver the Employment Agreements signed by Zhao Ming and Megainfo to the Company;

(b)	Deliver to the Company the Megainfo’s register of shareholders indicating that equity pledge has been made according to the Exclusive Technical Development and Consulting Agreement;

(c)	deliver to the Company the written information on the bank account designated by it to receive the Tranche A Cash Payment.

3.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche A Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche A Shares to the Subscriber. Subject to Article 6.2, The Company shall deliver the share certificate of the Tranche A Shares to the Subscriber within 10 business days after the Tranche A Completion.

(b)	Instruct its bank to remit the Tranche A Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

Article 4 Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

4.1	Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 4.2, the Company agrees to:

(a)	Issue and allot, and the Subscriber agrees to subscribe for the Tranche B Shares on the terms and conditions of this Agreement;

(b)	Within one year after the Tranche B Completion Date, issue the Tranche B Stock Options to the Qualified Employees on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005;

(c)	Make the Tranche B Cash Payment to the Subscriber.

4.2	Consideration for Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

As a consideration for Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment, the Subscriber undertakes that from the Tranche B Completion Date until March 31, 2010, it will not compete with the Company, Worksoft and Megainfo in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Megainfo, making contract arrangements or providing funds.

4.3	Conditions for Tranche B Completion

Tranche B Completion is conditional on:

(a)	(Audit on Megainfo for Year 2007) the financial statements of Megainfo for the year of 2007 have been audited by the accounting firm designated by the Company in accordance with the US GAAP. Such audit shall be completed before March 31, 2008.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche B Shares and Tranche B Stock Options and make the Tranche B Cash Payment.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche B Shares and Tranche B Stock Options and make the Tranche B Cash Payment.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche B Shares and Tranche B Stock Options and acceptance of the Tranche B Cash payment and produced the approval documents to the Company.

(e)	(Representations and Warranties) on the Tranche B Completion Date, the representations and warranties of the Subscriber under Article 8.1 of this Agreement and its representations and warranties in the Exclusive Technical Development and Consulting Agreement shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche B Completion Date.

4.4	Determination of Number of the Tranche B Shares, Number of Tranche B Stock Options and Amount of Tranche B Cash Payment

(a)	The total amount of values of the Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment (“Total Tranche B Amount”) shall be calculated as follows:

U=D-E

U=Total Tranche B Amount

D=F x G

F=	the Net Profits of Megainfo from April 1, 2007 to March 31, 2008, audited by an accounting firm designated by the Company

G=	(i) If F turns out to be no less than RMB 10,000,000, the figure of G shall be deemed as 4.5. If, as a result, the figure of D turns out to be more than RMB 53,000,000, the figure of D shall be deemed as RMB 53,000,000.

(ii) If F turns out to be less than RMB 10,000,000, the figure of G shall be deemed as 2.3.

E= the aggregate amount of account receivables and other non-performing assets of Megainfo as of March 31, 2008 that occurred before the date of this Agreement.

(b)

Before the Tranche B Completion Date, the Company shall determine the percentages of the value of the Tranche B Shares, the value of the Tranche B Stock Options and the amount of the Tranche B Cash Payment in the Total Tranche B Amount and calculate the number of the Tranche B Shares, the number of the Tranche B Stock Options and the amount of the Tranche B Cash Payment. But the value of the Tranche B Shares shall not exceed RMB 6,840,000 and the value of the Tranche B Stock Options shall not exceed RMB 3,910,000. The exercise price of each Tranche B Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

4.5	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 4.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 4.3 not being satisfied in accordance with its terms hereof.

Article 5 Tranche B Completion

5.1	Time and Place of Completion

Tranche B Completion will take place at 11a.m. on the Tranche B Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

5.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Subscriber shall deliver to the Company the written information on the bank account designated by it to receive the Tranche B Cash Payment.

5.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche B Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche B Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche B Shares to the Subscriber within 10 business days after the Tranche B Completion.

(b)	Subject to Articles 6.1(e) and (f), after offsetting, if there is any remaining amount of the Tranche B Cash Payment, instruct its bank to remit such amount in immediately available USD funds to the bank account designated by the Subscriber.

Article 6 Further Undertakings

6.1	Grant of the Loan

(a)	Subject to Article 6.2 of this Agreement, the Company hereby undertakes to grant a loan in an aggregate amount of no more than the USD equivalent to RMB 3,200,000 (the “Loan”) to the Subscriber. The Company will grant the Loan to the Subscriber within three business days (“Funding Date”) after the Tranche A Completion Date. On the Funding Date, the Subscriber shall issue a receipt to the Company evidencing that it has fully received the Loan.

(b)	The Loan shall be granted to the Subscriber in USD. The exchange rate between USD and RMB shall be the exchange rate published by the People’s Bank of China on the Tranche A Completion Date. The Company shall pay the Loan to the overseas account of the Subscriber.

(c)	The Loan shall be matured and repaid in full with the interests accrued by the Subscriber to the Company on the Tranche B Completion Date (“Repayment Date”).

(d)	Interest shall accrue on the outstanding balance of the Loan commencing from the Funding Date at an annual rate of 5% calculated on a basis of a year of three hundred sixty five (365) days.

(e)	If the amount of the Tranche B Cash Payment is equivalent to or more than the Loan (including the accrued interest), the Company shall have the right to offset the Tranche B Cash Payment with the Loan. In such case, the Subscriber is not obliged to repay the Loan and the Loan shall be deemed as fully repaid.

(f)	If the Tranche B Cash Payment is less than the Loan (including accrued interest), the Company shall have the right to offset the Tranche B Cash Payment with the Loan and the shortfall of the Loan shall be fully repaid by the Subscriber on the Repayment Date.

6.2	Security for the Loan

(a)	To secure the Loan provided by the Company to the Subscriber, the Subscriber agrees to pledge all of the Tranche A Shares to the Company on the Funding Date as security for the Loan and upon request by the Company, to sign all documents and take all actions necessary or appropriate to effect such pledge.

(b)	The pledge of the Tranche A Shares shall be fully discharged upon full repayment of the Loan and the accrued interest, upon which the Company agrees to sign all documents and take all actions necessary or appropriate to effect the discharge of the pledge.

Article 7 Representations and Warranties by the Company

7.1	Accuracy of Representations

The Company represents and warrants to the Subscriber that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

7.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

Article 8 Representations and Warranties by the Subscriber

8.1	Accuracy of Representations

The Subscriber represents and warrants to the Company that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)	(Compliance with Laws) It is not required to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the Tranche A Completion, Tranche B Completion and the Loan;

(f)	(Solvency) It is able to pay its debts as and when they fall due;

(g)	(Net Asset Value) The net asset value of Megainfo as of March 31, 2007 is not less than its net asset value as of December 31, 2006;

(h)	(Megainfo’s Profits and Assets) From January 1, 2007 to March 31, 2007, Megainfo has not declared, paid or distributed any fund, profit or dividend to its shareholder or any affiliate of its shareholder. Megainfo has not acquired or disposed of or agreed to acquire or dispose of any of its assets, or undertaken or incurred or agreed to undertake or incur any significant obligation or expenses, except those occurring during its normal course of business.

8.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

8.3	Agreement

As a shareholder of the Company after the Tranche A Completion, the Subscriber agrees to be bound by all the terms and provisions of the memorandum and articles of association of the Company.

Article 9 Confidentiality

All Confidential Information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement is confidential to them and may not be disclosed to any person except:

9.1	employees, legal advisers, auditors and other consultants of a Party or its affiliates requiring the information for the purpose of this Agreement;

9.2	with the consent of the Party who supplied the information; or

9.3	if a Party is required to do so by law or a stock exchange.

Article 10 Announcements

10.1	Public Announcements

Subject to Article 10.2, neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement, unless it has first obtained the other Party’s prior written consent. That consent is not to be unreasonably withheld or delayed.

10.2	Public Announcements Required by Law

Article 10.1 does not apply to a public announcement, communication or circular required by relevant laws or regulations or the rules of a stock exchange, but the Party required to make or send it shall first notify the other Party.

Article 11 Costs

The Company and the Subscriber shall pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

Article 12 Notices

Any notice required to be made or given by either Party pursuant to this Agreement shall be sent by hand delivery, registered mail (postage prepaid) (if mailed to an overseas address, by airmail) or fax to the address or fax number of the other Party as set forth herein or for the propose of notices, such other address or fax number as may be notified by the other Party in writing from time to time (at least 5 business days in advance). Such notice shall be deemed to be served on the recipient: if by hand delivery, at the time of delivery; if by fax, at the time of sending; if by registered mail (postage prepaid), 48 hours (72 hours if being airmailed overseas) after posting. The following contents can fully prove the service of notice: if by hand delivery and registered mail (postage prepaid), address is correct, notice has been appropriately delivered, posted and (as the case may be) and notice has been appropriately received; if by fax transmission, sending fax machine receives an acknowledgement message:

If to the Company:

Attn.: Sidney X. Huang

Address: 3F, No.8 Building, Zhongguancun Software Park, Beijing, China

Fax: 86 (10) 8282-5058

If to the Subscriber:

Attn.: Zhao Ming

Address: Rm.208, 2#, Lane 270, Xingfu Village, Siping Road, Hongkou District, Shanghai

Fax: 86 (21) 6248-8446

Article 13 Applicable Law and Dispute Resolution

13.1	Applicable Law

This Agreement shall be governed by and construed by the laws of Hong Kong.

13.2	Dispute Resolution

Any dispute or controversy arising from or in connection with this Agreement shall be resolved by the Parties through negotiations. In case no resolution can be reached within thirty (30) days after a Party makes a request for resolution through negotiations, such

Party B may refer such dispute to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules then in effect. Arbitral award shall be final and binding upon the Parties.

Article 14 Effectiveness

This Agreement shall go into effect as of the date when it is signed by the duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Subscription Agreement to be executed by their duly authorized representatives as of the date first above written.

Company
Thinkplus Investments Limited

By:	/s/ Chen Shuning
Name:	Chen Shuning
Title:	Chairman

Subscriber
One Silver Development Limited

By:	/s/ Zhao Ming
Name:	Zhao Ming
Title:	Director